CERTIFICATE OF AMENDMENT OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPTINOSE, INC.

OptiNose, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.The name of the Corporation is OptiNose, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 26, 2010 (the “Original Certificate”). The Original Certificate was amended in its entirety pursuant to a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2010 (the “Restated Certificate”). The Restated Certificate was amended pursuant to a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on November 18, 2011 (the “First Amendment”), and a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on April 1, 2014 (the “Second Amendment”). The Restated Certificate, as amended by the First Amendment and Second Amendment, was further amended in its entirety pursuant to a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2014 (the “Second Restated Certificate”). The Second Restated Certificate was further amended in its entirety pursuant to a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 24, 2017 (the “Third Restated Certificate”). The Third Restated Certificate was further amended in its entirety pursuant to a Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on October 17, 2017 (the “Fourth Restated Certificate”). The Fourth Restated Certificate was amended pursuant to a Certificate of Amendment of Fourth Restated Certificate filed with the Secretary of State of the State of Delaware on June 14, 2023 (the “First Amendment to the Fourth Restated Certificate”).

2.This Certificate of Amendment to the Fourth Restated Certificate, as amended by the First Amendment to the Fourth Restated Certificate (the “Certificate of Incorporation”), amends Article 4 of the Certificate of Incorporation by (i) renumbering Article 4, Section 4.1 as Article 4, Section 4.1.1, and (i) adding the following after Article 4, Section 4.1.1:

4.1.2 Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation pursuant to the DGCL, and notwithstanding any contrary provision in the Certificate of Incorporation, each fifteen (15) shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $0.001 par value per share (the “New Common Stock”), without any action on the part of the Corporation or the holder thereof (such change, reclassification and combination being referred to herein as the “Reverse Stock Split”) and without increasing or decreasing the authorized number of shares of Common Stock or Preferred Stock. Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock resulting from such combination will be issued. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price per share of the New Common Stock on The Nasdaq Stock Market LLC at the close of business on the date of the Effective Time. Each certificate that theretofore represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificates shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall be entitled to receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock to which such person is entitled pursuant to the Reverse Stock Split. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of New Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated.

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the DGCL.

4. This Certificate of Amendment shall become effective as of 5 p.m., Eastern Time on December 30, 2024.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 30th day of December, 2024.

OPTINOSE, INC.

By:	/s/ Ramy Mahmoud
Name:	Ramy Mahmoud
Title:	Chief Executive Officer